Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Columbia Banking System, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value	Other	1,765,053 (2)	$30.13	$53,181,046.90	0.0001102	$5,860.55

Total Offering Amounts					$53,181,046.90		$5,860.55

Total Fee Offsets							—

Net Fee Due							$5,860.55

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, no par value (the “Common Stock”) of Columbia Banking System, Inc. (“Columbia” or the “Registrant) which may become issuable under the plans listed in footnote 2 below by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock issuable upon the exercise or vesting, as applicable, of equity awards issued pursuant to the Umpqua Holdings Corporation 2013 Incentive Plan and the Sterling Financial Corporation 2010 Long-Term Incentive Plan which equity awards were converted into equity awards in respect of Common Stock pursuant to the Merger Agreement (defined in the Explanatory Note).

(3)

Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on Nasdaq Global Select Market on February 24, 2023.